GOLDEN RETIREMENT
SAVINGS PROGRAM

Financial Statements for the Years
Ended December 31, 1993 and 1992 and
Independent Auditors' Report


GOLDEN RETIREMENT SAVINGS PROGRAM

TABLE OF CONTENTS
- - -----------------------------------------------------------------------------

                                                                         Page

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1993 and 1992                                             2

  Statements of Changes in Net Assets Available for Benefits -
    Years ended December 31, 1993 and 1992                                 3

  Notes to Financial Statements                                          4-11

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST.
  AS A RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED
  BECAUSE THEY ARE INAPPLICABLE UNDER THE DEPARTMENT
  OF LABOR'S RULES AND REGULATIONS.



INDEPENDENT AUDITORS' REPORT

Benefit Plans Administration Committee
  Western Publishing Company, Inc.:

We have audited the accompanying statements of net assets available for benefits of Golden Retirement Savings Program as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1993 and 1992, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE
Milwaukee, Wisconsin
April 15, 1994

GOLDEN RETIREMENT SAVINGS PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1993 AND 1992
- - ------------------------------------------------------------------------------
                                                          1993          1992

ASSETS:
 Investments in Western Publishing Group, Inc. Master
  Retirement Trust pooled investment accounts:
   Investment funds - Note 5                           $ 8,574,837  $ 4,163,032
   Guaranteed investment contracts -  Note 6            17,737,713   17,506,240
   Parent company stock - Note 7                           963,135      605,521
   Loans receivable from participants                    1,425,192    1,342,578
   Accrued income receivable                                79,092      101,579
  Receivable from investments sold                                    2,174,432
  Contributions receivable:
   Western Publishing Company, Inc.                         70,547       73,043
   Participants                                            220,260      208,203
                                                       -----------  -----------
     Total assets                                       29,070,776   26,174,628

LIABILITIES:
 Payable to:
  Participants                                                          375,866
  Third parties                                             28,689       45,203
                                                       -----------  -----------
     Total liabilities                                      28,689      421,069
                                                       -----------  -----------
NET ASSETS AVAILABLE FOR BENEFITS                      $29,042,087  $25,753,559
                                                       -----------  -----------
                                                       -----------  -----------

See notes to financial statements.



GOLDEN RETIREMENT SAVINGS PROGRAM


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1993 AND 1992
- - -------------------------------------------------------------------------------

                                                            1993         1992

Investment income - Increase in equity of allocable portion
 of Western Publishing Group, Inc. Master Retirement
 Trust pooled investment accounts - Note 8:
  Interest                                              $ 1,554,415 $ 1,642,859
  Dividends                                                 181,828     112,332
  Appreciation on pooled investment accounts                 32,483     231,805
Contributions:
 Western Publishing Company, Inc.                           843,875     840,170
 Participants                                             2,366,834   2,347,383
                                                        ----------- -----------
   Total additions                                        4,979,435   5,174,549

Payments to or on behalf of participants                  1,584,775   1,660,923
Administrative expenses                                     106,132     111,340
                                                        ----------- -----------

   Total deductions                                       1,690,907   1,772,263
                                                        ----------- -----------
   Net increase                                           3,288,528   3,402,286

Net assets available for benefits:
 Beginning of year                                       25,753,559  22,351,273
                                                        ----------- -----------

 End of year                                            $29,042,087 $25,753,559
                                                        ----------- -----------
                                                        ----------- -----------


See notes to financial statements.


GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1993 and 1992
- - ------------------------------------------------------------------------------

1. THE PLAN

   Golden Retirement Savings Program (the "Plan") is a contributory defined contribution plan offered to all eligible employees of Western Publishing Company, Inc. (the "Company") and eligible employees of any United States subsidiary of the Company which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on July 1, 1987 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

   An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

     a. Is a member of a group of employees to which the Plan has been and continues to be extended by the participating company ("employer"), either unilaterally or through collective bargaining; and

     b. Has completed six months of continuous employment (as defined in the Plan).

   Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "participant") is limited to 16% of compensation. Income deferral contributions were limited to no more than $8,994 in 1993 and $8,728 for 1992 in accordance with the Internal Revenue Code ("Code").

   Each participating employer contributes to the Plan an amount equal to 50% of the first 6% of income deferral contributions made by or on behalf of the participant. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1993 and 1992 totalled $10,329 and $3,539, respectively.

   Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant are invested (in proportions designated by the participant) in one or more of the following funds:


GOLDEN RETIREMENT SAVINGS PROGRAM
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - ------------------------------------------------------------------------------

                                                    Number of Participants
                                                      Invested in Fund at
             Fund Type                                 December 31, 1993

     Conservative Equity Fund                                  324
     Aggressive Equity Fund                                    356
     Interest Accumulation Fund                              1,411
     Parent Company Stock Fund                                 366

   Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

   If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:

                                                     Vested Percentage
      Years of Continuous                               of Employer
          Employment                                Contribution Account

        Less than 1                                          0%
        1 but less than 2                                   25%
        2 but less than 3                                   50%
        3 but less than 4                                   75%
        4 or more                                          100%

   Balances in a participant's income deferral contribution account, participant contribution account and prior plan account are fully vested at all times.

   In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

   When a participant's employment terminates for any reason, all vested Plan Credits of the participant will be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - ------------------------------------------------------------------------------

   a. By a lump-sum distribution of any or all Plan Credits.

   b. By applying the cash equivalent of any or all such Plan
      Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

   A participant may elect to defer distribution of vested Plan
   Credits until age 70-1/2.

   No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. In addition, effective July 1, 1988 participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2. ACCOUNTING PRINCIPLES

   The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

   Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

   Plan expenses, such as trustee and accounting fees, are charged to the Plan.

   In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans. The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. As of December 31, 1993, net assets available for benefits included benefits of $160,070 due to participants who have withdrawn from participation in the Plan.

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - ------------------------------------------------------------------------------
3. INTERNAL REVENUE SERVICE STATUS

   The Internal Revenue Service has determined and informed the Company by a letter dated July 27, 1989, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The plan has been amended since receiving the determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

4. TERMINATION OF THE PLAN

   In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

5. INVESTMENTS IN MASTER TRUST POOLED INVESTMENT FUNDS

   Investments in Master Trust pooled investment funds at December 31, 1993 and 1992 were as follows:

                                                         December 31, 1993
                                                      -------------------------
                                                        Units       Fair Value

   Conservative Equity Fund
    (Evergreen Total Return Fund)                        68,486     $1,343,705
   Aggresive Equity Fund (Evergreen Fund)                90,663      1,287,415
   Bankers Trust Pyramid Directed
    Account Cash Fund                                 5,943,717      5,943,717
                                                                    ----------
                                                                    $8,574,837
                                                                    ----------
                                                                    ----------

                                                          December 31, 1992
                                                      -------------------------

                                                        Units       Fair Value

   Conservative Equity Fund
    (Evergreen Total Return Fund)                        44,524     $  865,096
   Aggresive Equity Fund (Evergreen Fund)                79,082      1,109,524
   Bankers Trust Pyramid Directed
    Account Cash Fund                                 2,188,412      2,188,412
                                                                    ----------
                                                                    $4,163,032
                                                                    ----------
                                                                    ----------


GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - ------------------------------------------------------------------------------
6. GUARANTEED INVESTMENT CONTRACTS

   Investments in guaranteed investment contracts at December 31, 1993 and 1992 were as follows:

                                                            1993          1992
   Principal Mutual Life Insurance Company
     Contract #GA4-6187-2                               $ 4,188,938
   New York Life Insurance Company
     Contract #GIC-GA-06701-2-2                           4,013,043
   Allstate Life Insurance Company
     Group Annuity Contract #GA-5343-2                    3,857,719   $ 4,652,259
   Massachusetts Mutual Life Insurance
     Company Contract #GAC-10121-2                                      4,328,700
   CNA Insurance Company
     Contract #12732-016                                  3,666,600     3,940,364
   New York Life Insurance Company
     Contract #GA-06701-2                                 2,011,413
   Principal Mutual Life Insurance Company
     Contract #11948-2                                                  2,728,562
   Metropolitan Life Insurance Company
     Contract #12177-169                                                1,856,355
                                                        -----------   -----------
                                                        $17,737,713   $17,506,240
                                                        -----------   -----------
                                                        -----------   -----------

7. INVESTMENTS IN PARENT COMPANY STOCK

   Investments in parent company stock at December 31, 1993 and 1992 were as follows:

                                                                       Fair
                                                          Shares       Value
   Western Publishing Group, Inc.
    common stock:
     December 31, 1993                                    50,033      $963,135
                                                                      --------
                                                                      --------
     December 31, 1992                                    29,007      $605,521
                                                                      --------
                                                                      --------
GOLDEN RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - ------------------------------------------------------------------------------

   Transactions in the common stock of Western Publishing Group, Inc. were as follows:
                                       1993                   1992
                               --------------------    -------------------
                                Shares      Amount      Shares      Amount

   Aggregate purchases          23,096    $366,846      8,610     $155,959

                                          --------                --------
   Aggregate sales and
    distributions to
    participants                 2,070    $ 34,220      6,438     $104,798
                                          --------                --------
                                          --------                --------


GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - ------------------------------------------------------------------------------

8. Changes in Net Assets by Fund:

   Plan participants have the ability to self-direct employee and employer contributions into any of the funds described in Note 1. Net assets at December 31, 1993 and the changes in net assets available for benefits for the year then ended were as follows:


                                                                                          Interest
                                               Conservative  Aggressive   Parent Company Accumulation
                                               Equity Fund   Equity Fund    Stock Fund      Fund        Loan Fund        Total
Investment income:
  Interest                                     $   14,442    $      98    $    712       $ 1,437,019    $  102,144    $ 1,554,415
  Dividends                                       121,673       60,155                                                    181,828
  Appreciation (depreciation) on pooled
    investment accounts                            (7,868)      14,321      26,030                                         32,483
                                               ----------    ---------    --------       -----------    ----------    -----------
       Total investment income                    128,247       74,574      26,742         1,437,019       102,144      1,768,726

Contributions:
  Western Publishing Company, Inc.                 62,292       61,821      50,787           668,975                      843,875
  Participants                                    170,581      180,852     141,856         1,873,545                    2,366,834
Transfers of assets from (to)
  other funds                                     187,194      (94,329)     76,847          (167,048)       (2,664)
                                               ----------    ---------    --------       -----------    ----------    -----------
       Total additions                            548,314      222,918     296,232         3,812,491        99,480      4,979,435
                                               ----------    ---------    --------       -----------    ----------    -----------
Payments to or on behalf
  of participants                                  22,992       17,879      19,194         1,507,844        16,866      1,584,775
Administrative expenses                             3,573        3,780       2,034            96,745                      106,132
                                               ----------    ---------    --------       -----------    ----------    -----------
       Total deductions                            26,565       21,659      21,228         1,604,589        16,866      1,690,907
                                               ----------    ---------    --------       -----------    ----------    -----------
       Net increase                               521,749      201,259     275,004         2,207,902        82,614      3,288,528
Net assets available for benefits:
  Beginning of year                               951,158    1,098,135     577,465        21,784,223     1,342,578     25,753,559
                                               ----------    ---------    --------       -----------    ----------    -----------
  End of year                                  $1,472,907   $1,299,394    $852,469       $23,992,125    $1,425,192    $29,042,087
                                               ----------    ---------    --------       -----------    ----------    -----------
                                               ----------    ---------    --------       -----------    ----------    -----------

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Net assets at December 31, 1992 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                          Interest
                                               Conservative  Aggressive   Parent Company Accumulation
                                               Equity Fund   Equity Fund    Stock Fund      Fund        Loan Fund        Total
Investment income:
  Interest                                       $     59    $       76    $    318      $ 1,557,754    $   84,652    $ 1,642,859
  Dividends                                        60,858        51,474                                                   112,332
  Appreciation on pooled
    investment accounts                            17,167        30,242     184,396                                       231,805
                                                 --------    ----------    --------      -----------    ----------    -----------
         Total investment income                   78,084        81,792     184,714        1,557,754        84,652      1,986,996

Contributions:
  Western Publishing Company, Inc.                 49,225        52,328      31,496          707,121                      840,170
  Participants                                    135,526       157,554      92,498        1,961,805                    2,347,383
Transfers of assets from (to)
  other funds                                     142,703       (11,886)    (99,236)        (354,956)      323,375
                                                 --------    ----------    --------      -----------    ----------    -----------
         Total additions                          405,538       279,788     209,472        3,871,724       408,027      5,174,549
                                                 --------    ----------    --------      -----------    ----------    -----------
Payments to or on behalf
  of participants                                  11,291        12,689      11,971        1,605,053        19,919      1,660,923
Administrative expenses                             3,123         3,743       2,323          102,151                      111,340
                                                 --------    ----------    --------      -----------    ----------    -----------

         Total deductions                          14,414        16,432      14,294        1,707,204        19,919      1,772,263
                                                 --------    ----------    --------      -----------    ----------    -----------
         Net increase                             391,124       263,356     195,178        2,164,520       388,108      3,402,286

Net assets available for benefits:
  Beginning of year                               560,034       834,779     382,287       19,619,703       954,470     22,351,273
                                                 --------    ----------    --------      -----------    ----------    -----------
  End of year                                    $951,158    $1,098,135    $577,465      $21,784,223    $1,342,578    $25,753,559

                                                 --------    ----------    --------      -----------    ----------    -----------
                                                 --------    ----------    --------      -----------    ----------    -----------